UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

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On May 23, 2019, EQT Corporation sent the following letter to its shareholders:

Support the EQT Team Successfully Creating Significant and Sustainable Long-Term Value for Shareholders May 23, 2019 Dear Fellow EQT Shareholder Over the last year, EQT Corporation (“EQT” or the “Company”) has transformed into a focused upstream industry leader with a simplified corporate structure and a refreshed Board of Directors (the “Board”) and management team. The new management team has implemented a profound cultural shift across the organization and spearheaded an ambitious, realistic strategic plan to drive operational excellence and shareholder value creation. Before EQT’s Annual Meeting of Shareholders on July 10, 2019 (the “Annual Meeting”), you will be asked to make an important decision regarding the composition of the Board. Your decision will impact the future of the Company and the value of your investment in EQT. At this year’s meeting, a group led by Toby Z. Rice and Derek A. Rice (the “Rice Group”) is seeking to take control of the Board. The Rice campaign is premised on stale arguments that are irrelevant following the significant transformation EQT has undertaken since the new management team assumed their roles. Based on what Toby Rice himself told our Board, we believe that the Rice family’s campaign is a ruse to install Toby as CEO, replace the EQT Board and management team with friends and family and pursue a risky, misguided and value-destructive plan instead of EQT’s proven strategy. We encourage you to support the EQT team and the effective strategy that is delivering results and vote today on the GOLD universal proxy card “FOR” EQT’s 12 nominees: Philip G. Behrman, Ph.D. Robert J. McNally YOUR VOTE MATTERS Vote the Enclosed GOLD Universal Proxy Card TODAY FOR All 12 of EQT’s Highly Experienced Director Nominees Janet L. Carrig Valerie A. Mitchell Christina A. Cassotis Anita M. Powers William M. Lambert Daniel J. Rice IV Gerald F. MacCleary Stephen A. Thorington James T. McManus II Christine J. Toretti

We believe the choice is clear:

- **SUPPORT THE EQT TEAM** that is driving substantial and sustainable free cash flow and shareholder value.
- **CEDE CONTROL OF EQT TO THE TOBY RICE SLATE**, a team of family and friends that is deeply conflicted and NEVER generated positive free cash flow at Rice Energy.

THE NEW EQT BOARD AND LEADERSHIP TEAM ARE OPERATING FROM A POSITION OF STRENGTH AND SUCCESSFULLY EXECUTING AN AMBITIOUS, REALISTIC STRATEGIC PLAN

Today, EQT is the largest independent natural gas producer in the United States with a world-class asset base positioned squarely in the core of the Appalachian basin with 15 to 20 years of drilling inventory.

As part of EQT's transformation into a focused upstream industry leader, the Company refreshed its Board and management team. Rob McNally was appointed CEO in November 2018 and has been leading EQT's transformation into a cash flow generating machine.

EQT Is Outperforming Appalachian Peers

EQT HAS OUTPERFORMED PEERS[1] BY 61% AND THE XOP BY 29% SINCE THE SPIN-OFF THE MIDSTREAM BUSINESS

Indexed Share Price Performance (%)


25%
0%
(25)%
(50)%
11/13/18
12/20/18
1/27/19
3/6/19
4/13/19
5/21/19
EQT 16%
XOP (13)%
Peer Median[1] (46)%

1 Peer median includes AR, CNX, COG, RRC and SWN.

As market sentiment shifted to focus on capital efficiencies over volume growth, so have EQT's operations. We anticipated this shift and took aggressive, meaningful and decisive steps to reduce costs and drive efficiencies to generate substantial and sustainable free cash flow growth.

We have increased production volumes, delivered substantial operational improvements and reduced annual costs by $150 million, helping to drive free cash flow. Our strategy has delivered results, with EQT's share price outperforming Appalachian peers[1] by 61% since the spin-off and 24% year-to-date. Even so, we understand there is more work to be done and are committed to delivering greater results for shareholders.

Operating plan focused on enhancing operations, increasing efficiency and accelerating free cash flow growth

Working to address legacy issues, EQT's new management team acted swiftly and developed a rigorous, bottom-up operating plan that was unveiled in January 2019. Taking into account the views of investors, the plan is focused on reducing costs and driving efficiencies to generate substantial and sustainable free cash flow growth and create significant value for shareholders.

Decisive actions taken to optimize operational results

In December, the Board formed an Operating and Capital Efficiency Committee. This committee is made up of independent directors who collectively have more than 125 years of E&P operating experience. The committee has undertaken an ongoing review of the Company's operations and capital deployment, reviewed detailed operational benchmarking analyses and remained fully engaged in our efforts to drive further efficiency gains and cost reductions.

In March, our deep bench of talent was strengthened with the appointment of Gary Gould as Chief Operating Officer. Gary has more than three decades of relevant industry experience, including direct experience in the Marcellus basin. Prior to joining EQT, he served in senior operational leadership roles at Continental Resources, Chesapeake Energy, Kinder Morgan, Inc., ConocoPhillips, Burlington Resources, Inc. and Exxon Corporation. Gary is ideally and uniquely suited to drive cost reductions incremental to our targets and support our focus on free cash flow generation. As the Operating and Capital Efficiency Committee and Gary work to capture more operating efficiencies, EQT is well positioned to further reduce costs.

Restructurings and Cost Reductions	Identified and implemented ~$100 MM of annual cost reductions *Q1 2019*
	Pursuing plan to reduce cash costs by further 10% ($50 MM already identified in Q1) *Q4 2019*
Execution and Improvement	$300-$400 MM adjusted free cash flow[2] in 2019 *In Process*
	~$2.9 B adjusted free cash flow[2] over 5 years *In Process*
Reduce Leverage and Return Capital to Shareholders	Equity stake in Equitrans Midstream (ETRN) worth ~$1.1 B at current share price[3] *2019/2020*
	Target leverage of <1.5-2.0x Net Debt / Adjusted EBITDA *2019/2020*

2 Non-GAAP financial measure, see appendix for definition and pricing assumptions.

3 ETRN share price as of 03/31/2019.

EQT DELIVERED MORE THAN $300 MILLION IN ADJUSTED FREE CASH FLOW[2] IN THE LAST TWO QUARTERS

As we have implemented comprehensive cultural changes, EQT has generated more than $300 million of adjusted free cash flow[2] over the last two quarters and remains on track to deliver approximately $300 to $400 million of adjusted free cash flow[2] in 2019. Given our success to date, the Company is expected to generate at least $2.9 billion of adjusted free cash flow[2] over the next five years.

⊗ The Rice Team has never generated positive free cash flow

On the other hand, Rice Energy never produced positive annual free cash flow while operating as a public company. In fact, it burned through approximately $5 billion of capital from 2012 through the third quarter of 2017. Any claims from the Rice family that they can deliver an incremental $500 million in free cash flow from EQT's plan are baseless and are not supported by their own track record.

✓ EQT's operational focus is driving further cost savings

With the support and oversight of Rob McNally, Gary Gould and our Operating and Capital Efficiency Committee, we expect to realize additional savings over the next five years through the successful execution of our "Target 10% Initiative." Through this initiative, EQT is actively pursuing more than 100 projects that we anticipate will further drive down costs in 2019 and beyond. If fully executed, these initiatives are expected to increase cumulative five-year adjusted free cash flow[2] to approximately $3.4 billion.

✓ EQT is one of the industry's lowest cost operators

Contrary to the Rices' repeated claims, EQT already stands as one of the lowest cost operators in its peer group, as noted in the chart below.

LEASE OPERATING EXPENSE ($/MCFE)[4]


PEER MEAN (EXCLUDING PEER 5)
$0.14
$0.06
$0.09
$0.15
$0.15
$0.17
$0.92
EQT
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5

SELLING, GENERAL & ADMINISTRATIVE ($/MCFE)


PEER MEAN
$0.19
$0.13
$0.13
$0.18
$0.19
$0.23
$0.23
EQT5
Peer 1
Peer 2
Peer 5
Peer 3
Peer 4

DRILLING AND COMPLETION COSTS ($/FOOT)


PEER MEAN $868
$661
$860
$874
$874
$875
$930
$1,000
$765
$782
Peer 4
EQT6
EQT7
Peer 3
Peer 5
Peer 2
Peer 1
Capitalized Recycled Water

- Peer-leading LOE unit costs
- Peer-leading SG&A unit costs
- Top-tier Drilling and Completion Costs per foot
- One of the lowest cost operators in the basin

4 Peer 5 classifies its gathering, transportation & processing costs as part of LOE.

5 Unit cost is based on adjusted SG&A per unit, a non-GAAP financial measure, see appendix for non-GAAP disclosures.

6 Represents 2019E PA Marcellus spud program.

7 Represents 2019E PA total development program.

Note: Peers include AR, CNX, COG, RRC, SWN; LOE and SG&A unit costs are based on the trailing twelve months ended 3/31/2019; D&C costs are based on most recent public disclosures

EQT WELCOMES DIVERSE PERSPECTIVES IN THE BOARDROOM AND IS COMMITTED TO CONTINUALLY ENHANCING GOVERNANCE

EQT has demonstrated that we value the feedback we have received through extensive shareholder engagement. Board refreshment is a priority for the new EQT, and we are pleased to nominate Janet Carrig, James McManus and Valerie Mitchell to serve as new, independent directors.

The Rice family already has proportionate representation on EQT's Board

Given the Rice family's 3.1% ownership interest in EQT, and Daniel Rice's position as a director on the EQT Board standing for reelection, we do not believe the addition of other Rice family members or their designees is appropriate or consistent with best-in-class governance practices. The Board believes Daniel brings relevant experience with regard to Rice Energy's legacy assets as well as a former public company CEO's perspective to the EQT boardroom.

Best-in-industry Board composition

The composition of our 2019 director slate reflects our focus on closely aligning the skill sets, experience and perspectives of the Company's directors with the dynamic needs of EQT. We are confident that our new nominees and the incumbent directors seeking reelection are best qualified to help ensure EQT continues to successfully generate substantial and sustainable free cash flow growth.

If EQT's director nominees are elected:

10 of 12
directors will be independent

9 of 12
directors will have direct oil and gas industry upstream experience

~42%
of the Board will be female directors

9 of 12
directors will have been elected since 2017

9 of 12
directors will have CEO or CFO experience, 6 with energy companies

2.3 Years
average director tenure

Enfranchising EQT shareholders with the universal proxy card

EQT's commitment to outstanding governance extends beyond refreshment actions. For the upcoming Annual Meeting, EQT is implementing one of today's most forward-thinking governance constructs – the universal proxy card.

The SEC, institutional investors and proxy advisory firms have advocated for universal proxy cards as a way to ensure a more fair, less cumbersome voting process. A universal proxy card provides for all nominees put forth by the EQT Board and the Rice Group to be listed on the same proxy card, allowing shareholders to elect any combination of the nominees they choose without attending the shareholder meeting in person.

EQT IS OPEN-MINDED AND VALUES FEEDBACK FROM SHAREHOLDERS BUT THE RICES’ DEMANDS ARE UNREASONABLE, SELF-SERVING AND WOULD BE HIGHLY DESTABILIZING IF IMPLEMENTED EQT has responsibly, but meaningfully, disrupted the status quo. As reflected in the actions taken over the last year, we embrace disruption when we believe changes will yield improved and meaningful results without introducing material risk to ongoing operations. EQT’s director nominees are more qualified EQT met with the Rices, thoroughly evaluated their claims and determined that their operational ideas are flawed and based on assumptions that overlook key business fundamentals. After careful consideration, the Board determined that the EQT nominees are better suited to continue to oversee EQT’s successful transformation. Toby Rice’s proposal for wholesale change would be counterproductive and destabilizing, especially amid a successful transformation. Toby Rice intends to replace EQT’s department heads with Rice friends and family Despite the successful turnaround at EQT that your refreshed Board and management team have overseen, Toby Rice is seeking to replace the majority of the Board and install himself as CEO. Toby Rice has also clearly articulated his intention to appoint former Rice Energy employees — a group that includes his wife and his college baseball coach — to replace up to 15 of the Company’s department heads. We believe the turmoil that would result from the wholesale replacement of the Board and management team would disrupt the Company’s progress, impact financial and operational results, create uncertainty and fear with employees and impair EQT’s valuation. Toby Rice was replaced as CEO of his own company The Board carefully considered these factors, noting that Toby Rice was replaced as CEO by his brother Daniel prior to Rice Energy’s IPO and that several of the Rice Group’s nominees oversaw poor governance practices as Rice Energy directors. The Board also has serious concerns about potential conflicts of interest of the Rice Group’s nominees because a number of them have a long history of friendship and service to the Rice family, and at least one has a relative who was employed by Rice Energy. EQT should not be a family business The replacement of management with Toby Rice’s friends and family would be irresponsible and a significant step backward for EQT from a governance perspective. We do not believe that turning EQT into a family-and-friends club is in the best interests of the Company or all shareholders. Moreover, we do not believe that Toby Rice is fit to serve as a director or officer of EQT.

SUPPORT THE NOMINEES WHO ARE ALIGNED WITH YOUR INTERESTS — VOTE TODAY “FOR” EQT’S 12 HIGHLY QUALIFIED DIRECTOR NOMINEES ON THE GOLD UNIVERSAL PROXY CARD Support the nominees who are independent, not conflicted and successfully overseeing the execution of a proven plan that has already created value for shareholders and will continue to do so in the short and long term. We believe the Rices are using irrelevant information and outdated statistics from the old EQT in an effort to mislead shareholders and advance their campaign to take control of EQT and turn it into a family business. A vote for EQT’s 12 nominees is a vote to reject the Rices’ fundamentally conflicted and self-serving agenda and to continue the successful execution of EQT’s proven cash flow plan. Your vote is extremely important. It does not matter how many or how few shares you have. It does not matter whether or not you plan to attend the Annual Meeting. You have an opportunity to keep EQT on the best path forward and support EQT’s Board and management team by voting the GOLD universal proxy card. Please note, if you mark “FOR” for more than 12 individuals for the election of directors, all of your votes for the election of directors will be deemed invalid. We urge you to vote today by telephone, internet or by signing, dating and returning the enclosed GOLD universal proxy card in the postage-paid envelope provided. Please discard and do NOT vote using any white proxy cards you may receive from the Rice Group. Thank you for your continued support of EQT as we work to execute our strategy and drive value and significant cash flow for shareholders. We are building on our momentum and look forward to continuing to engage with all shareholders regarding the positive change underway and our progress in driving accelerated free cash flow growth. Sincerely, The Independent Members of the EQT Board of Directors

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies: INNISFREE M&A INCORPORATED 877.687.1866 toll-free from the U.S. and Canada 412.232.3651 from other locations Remember, simply discard any White universal proxy card you may receive from the Rice Group. Any vote on the Rices’ White proxy card (even a vote in protest on their nominees) will revoke any earlier GOLD proxy card that you have submitted to EQT. YOUR VOTE MATTERS Vote the Enclosed GOLD Universal Proxy Card TODAY FOR All 12 of EQT’s Highly Experienced Director Nominees

Appendix

Cautionary Statements

This letter contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this letter specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company's control. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors," of the Company's Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company's net cash provided by operating activities less changes in other assets and liabilities, less EBITDA attributable to discontinued operations (a non-GAAP supplemental financial measure defined below), plus interest expense attributable to discontinued operations and cash distributions from discontinued operations, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company's management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company's liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company's ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company's report on Form 10-Q for the quarter ended March 31, 2019 and in the Company's report on Form 10-K for the year ended December 31, 2018.

($ in Thousands)	Three Months Ended March 31, 2019 ($)	Three Months Ended December 31, 2018 ($)	Total ($)
Net cash provided by operating activities	871,287	530,866	1,402,153
(Deduct) / add back changes in other assets and liabilities	(223,934)	261,216	37,282
Operating cash flow	647,353	792,082	1,439,435
(Deduct) / add back:			
EBITDA attributable to discontinued operations[a]	–	(118,934)	(118,934)
Interest expense attributable to discontinued operations	–	19,452	19,452
Adjusted operating cash flow	647,353	$692,600	1,339,953
(Deduct):			
Capital expenditures attributable to continuing operations	(476,022)	(558,351)	(1,034,373)
Adjusted free cash flow	**171,331**	**134,249**	**305,580**

(a) As a result of the separation of the Company's midstream business from its upstream business and subsequent spin-off of Equitrans Midstream Corporation in November 2018, the results of operations of Equitrans Midstream Corporation are presented as discontinued operations in the Company's Statements of Condensed Consolidated Operations. EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure reconciled in the section below.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis. Three Months Ended December 31, 2018 ($) EBITDA Attributable to Discontinued Operations EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure defined as income from discontinued operations, net of tax plus interest expense, income tax expense, depreciation and amortization of intangible assets attributable to discontinued operations for the three months ended December 31, 2018. The table below reconciles EBITDA attributable to discontinued operations with income from discontinued operations, net of tax, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-K for the year ended December 31, 2018. ($ in Thousands) (163,911) Income (loss) from discontinued operations, net of tax Add back / (deduct): Interest expense 19,452 Income tax benefit (31,575) Depreciation 22,243 Amortization of intangible assets 4,847 Impairment of goodwill 267,878 EBITDA attributable to discontinued operations 118,934 Adjusted SG&A per Unit Adjusted SG&A per unit is a non-GAAP supplemental financial measure that is presented because it is an important measure used by EQT’s management to evaluate period-to-period comparisons of earnings trends. Adjusted SG&A per unit is defined as SG&A less an increase in litigation reserves which was recorded in the fourth quarter of 2018 and indirect costs previously associated with the midstream business prior to the separation that are not permitted to be allocated to discontinued operations under the accounting rules. The measure excludes items that affect the comparability of results or that are not indicative of trends in the ongoing business. Management believes that adjusted SG&A per unit as presented provides useful information for investors for evaluating period-over-period earnings. The table below reconciles adjusted SG&A per unit with SG&A, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations be included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 in the Company’s report on Form 10-K for the year ended December 31, 2018. Twelve Months Ended March 31, 2019 ($) ($ in Thousands) 293,383 Selling, general and administrative (SG&A) Add back / (deduct): Increase in litigation reserves (59,677) Indirect costs previously allocated to the midstream business prior to the separation (33,758) Adjusted SG&A 199,948 Total sales volume (MMcfe) 1,514,154 Adjusted SG&A per unit 0.13 Important Information EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings. Participants in the Solicitation The Company, its directors and nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting. Information regarding the names of the Company’s directors and nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for the 2019 Annual Meeting, filed with the SEC on May 22, 2019. To the extent holdings of the Company’s directors and executive officers in the Company’s securities have changed since the amounts described in (or are not set forth in) the definitive proxy statement for the 2019 Annual Meeting, such changes (or initial ownership information and subsequent changes) have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Investors and shareholders can obtain the definitive proxy statement, any amendments or supplements, and any other documents filed by the Company with the SEC free of charge from the sources indicated above.